Exhibit 10.9

EMPLOYMENT AGREEMENT

Between Pharmalink AB, 556659-9766 ("The Company"), Wallingatan 26B, 111 24 Stockholm and

Fredrik Johansson [***] has signed the following employment contract.

1.	Work duties, form of employment, etc.

1.1	JOHANSSON is employed as CFO. JOHANSSON will work full time in the Company and report to the Company's CEO. Normal working hours are 40 hours per week.

1.2	The employment is a permanent employment and is valid from August 1, 2017 or earlier if agreed between the parties.

1.3	JOHANSSON will carry out all parts of his work with the skill, speed and care that the Company has reason to expect from a reputable CFO.

2.	Salary, overtime, etc.

2.1	JOHANSSON receives a salary of SEK 115,000 per month. The salary is paid on the 25th of the earning month. If the 25th is a holiday, the salary will be paid the following weekday.

In addition to salary, JOHANSSON receives 16.3% of monthly salary per month in pensions and insurance benefits, in addition to statutory pensions and insurance.

The work can entail both overtime and travel in the service. JOHANSSON does not have the right to overtime or travel time allowance, which should be considered included and paid in full through regular salary.

Sick pay is paid in accordance with current legislation.

2.2	Review and possible salary adjustments are made annually on 1 May.

2.3	The right to a bonus for JOHANSSON, if applicable, is agreed in a separate written agreement between the parties and does not form part of the employment contract.

2.4	Johansson is entitled to participate in the existing warrant program at terms and allocation decided by the Board of Directors.

3.	Vacation

JOHANSSON is entitled to 30 days paid vacation per year. Paid holidays are earned in the usual way and must be taken in agreement with the company's CEO.

4.	Work tools etc.

4.1	For the execution of JOHANSSON's duties, the Company provides equipment that is essential for the execution of the work. Currently, this means laptop and mobile phone.

4.2	JOHANSSON is entitled to reimbursement for reasonable expenses for representation after the approval of the CEO.

4.3	JOHANSSON shall comply with the Company's policy regarding outlays and shall report all receipts no later than the month after the outlays were made. JOHANSSON is not entitled to compensation for expenses unless JOHANSSON is able to present a receipt for the expenses.

5.	Loyalty etc.

JOHANSSON has to monitor and safeguard the Company's interests at all times. JOHANSSON is not entitled to carry out work or, directly or indirectly, to pursue or have a financial interest in activities that compete with the activities that the Company conducts from time to time. Furthermore, JOHANSSON shall not undertake any assignment that, by its scope or nature, may adversely affect the performance of the employment.

6.	Privacy

JOHANSSON undertakes, without time limit, not to use confidential information regarding the Company, its operations, customers or partners, with third parties or for own use. For the purposes of this Agreement, “confidential information” means any information, whether technical, commercial or other, whether documented or not, with the exception of information that is or becomes widely known or that has come or is widely publicized in other ways JOHANSSON's violation of this provision.

7.	Prohibition of competition

7.1	The parties agree that JOHANSSON, through its position in the Company, will disclose corporate secrets that cannot be protected by patents or similar registration procedures, and whose use in competing activities would result in significant but for the Company. The parties also agree that it is a prerequisite for the Company, in confidence, to submit such information to JOHANSSON that the Company can ensure that JOHANSSON does not use the knowledge and contacts obtained through the employment to build or operate in operations that compete with the Company or its affiliates. It is therefore incumbent upon JOHANSSON to, during the term of the Employment Agreement and for nine (9) months from termination of employment, either himself or as owner, partner, board member, adviser or employee of another company, either directly or indirectly with the Company, or with its affiliates, competing operations.

7.2	Except in the cases mentioned below, the Company shall pay JOHANSSON a monthly payment in arrears, as compensation for the inconvenience of the competitive prohibition on competition. The compensation shall be calculated as the difference of the income that JOHANSSON subsequently earns, or could reasonably have earned in a new employment or other employment, and the average compensation received (including both fixed salary and variable remuneration) in the last 12 months before termination of employment. However, the remuneration from the Company shall never exceed sixty (60) per month of JOHANSSON's average monthly remuneration per month during the period when the prohibition on competition applies. In the event that JOHANSSON, despite reasonable measures to limit its loss of income, does not receive new employment or engage in other employment activities after termination of employment, compensation is paid monthly by sixty (60) percent of JOHANSSON's average monthly compensation as set out above during the period of the competitive ban. The right to compensation from the Company in accordance with this paragraph assumes that there is a causal link between JOHANSSON's commitment to prohibit competition and the loss of income arising from its application. Compensation is not paid if JOHANSSON violates the prohibition on competition.

7.3	After the termination of employment, JOHANSSON shall keep the Company informed of the size of its income from new employers or other business activities. Such notification shall be made in writing to the Company no later than the 15th of each month. If this does not happen, it is assumed that JOHANSSON has not suffered any loss of income for that month, without the restriction of competition according to point 7.1, for that reason.

7.4	Compensation under this paragraph shall not be paid for the period during which JOHANSSON may receive severance pay from the Company or if the employment terminates due to: (i) JOHANSSON's retirement or (ii) cancellation of the Employment Agreement or the Company has terminated JOHANSSON.

7.5	Both during the employment and after either party's termination of employment and as long as the prohibition on competition is in force, the Company can unilaterally, through notification to JOHANSSON, limit the scope of the prohibition on competition or completely free JOHANSSON from the obligation to comply with the prohibition on competition. In the event that the Company completely exempts JOHANSSON from the obligation to comply with the prohibition on competition, the Company's liability under paragraph 7.2 above shall cease to apply. The company's possible exemption from the competition ban must be given with one month's notice period.

8.	Employment and customer prohibitions

8.1	The parties agree that during the term of employment of the Employment Agreement and for twelve (12) months from termination of employment, JOHANSSON must not have, in person or through any other, business contacts with any person or company, which during the last twelve months prior to the employment cessation has been a customer of, or actively processed by, the Company or its affiliated companies, with the aim of causing such customer / potential customer to change, terminate or not enter into a commercial relationship with the Company or its affiliates. However, upon request from JOHANSSON, the Company may, in written confirmation, in individual cases release JOHANSSON from this undertaking.

8.1	The parties further agree that during the term of the Employment Agreement and for twelve (12) months from termination of employment, JOHANSSON may not employ, either personally or through any other person, any person employed or employed by the Company or its affiliates or utilize their services other than through the Company. However, upon request from JOHANSSON, the Company may, in written confirmation, in individual cases release JOHANSSON from this undertaking.

9.	Time reporting etc. and policies

JOHANSSON undertakes to comply with the Company's policy on time reporting, IT security, use of e-mail and the Internet, travel etc.

10.	Results

All results, including all information, data, know-how, inventions or equivalent and all related intellectual property rights that lie within the Company's business areas and which arise through JOHANSSON's care or participation during the period of employment ("Result") shall immediately belong to the Company with full and unrestricted ownership without any other compensation to JOHANSSON other than ordinary salary under this Agreement. At the Company's request, JOHANSSON shall confirm transfer of Results in a separate written document where appropriate or necessary for, for example, seeking intellectual property protection or carrying out a transaction.

11.	Personal data

In order to administer this employment contract and to be able to carry out work management and conduct the business in an appropriate manner, the Company will process JOHANSSON's personal data with the help of, among other things. computers. The personal information consists of JOHANSSONs, social security number, telephone number, home address, other contact details, bank account details, etc. The Company may also publish JOHANSSON's name, position, telephone number, e-mail address and a photo on JOHANSSON on the Company's website.

JOHANSSON hereby submits its approval to the Company's processing of JOHANSSON's personal data as above.

12.	Termination

12.1	Mutual notice period of 6 months is applied.

12.2	Upon termination of employment, JOHANSSON shall hand over to the Company all material and property of the Company for which JOHANSSON has possession or otherwise is responsible. This includes keys, documents and documents (both in paper form and digital), computer, mobile phone, software etc.

13.	Penalty

Should JOHANSSON violate the provisions of Articles 5, 6, 8 and 10, in addition to damages for actual damage, the company shall also be entitled to receive a penalty of at least three months' salary for each violation.

14.	Law

Swedish law shall apply to this agreement.

This agreement has been drawn up in two similar copies, each of which the parties have taken separately.

Stockholm 24/7 2017	Stockholm 24/7 2017

Calliditas	Therapeutics AB

/s/ Renée Aguiar-Lucander	/s/ Fredrik Johansson
Renée Aguiar-Lucander, CEO	Fredrik Johansson